GECC SERIES A FIXED RATE PRICING SUPPLEMENT
PROSPECTUS	Pricing Supplement No. 3761
Dated April 9, 2002	Dated May 31, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated April 16, 2002	No. 333-84462

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: May 31, 2002

Settlement Date (Original Issue Date): June 7, 2002

Maturity Date: June 15, 2012

Principal Amount (in Specified Currency): US$3,750,000,000

Price to Public (Issue Price): 99.249%

Agent's Discount or Commission: 0.425%

Net Proceeds to Issuer: US$ 3,705,900,000

Interest Rate Per Annum: 6.00%

Interest Payment Date(s):

X June 15th and December 15th of each year commencing December 15, 2002 (with respect to the period from and including June 7, 2002 to but excluding December 15, 2002) and on the Maturity Date.

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP No.: 36962GYY4

ISIN No.: US36962GYY42

Common Code: 014932046

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
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Pricing Supplement No. 3761
Dated May 31, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

Reopening of Issue:

Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes Reopening of Issue" as described in the Prospectus Supplement dated April 16, 2002.

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Additional Information:

Use of Proceeds

The net proceeds from the sale of the Notes will be used for general corporate purposes, which may include paying down the Companys maturing commercial paper notes.

(Fixed Rate)
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Pricing Supplement No. 3761
Dated May 31, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

General.

At March 30, 2002 the Company had outstanding indebtedness totaling $231.585 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 30, 2002 excluding subordinated notes payable after one year was equal to $230.700 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Three Months ended March 30, 2002
1997	1998	1999	2000	2001
1.48	1.50	1.60	1.52	1.72	1.43

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 99.249% of the aggregate principal amount less an underwriting discount equal to 0.425% of the principal amount of the Notes.

Institution Banc of America Securities LLC	Commitment $1,100,000,000
Credit Suisse First Boston Corporation	$1,100,000,000
Morgan Stanley & Co. Incorporated	$1,100,000,000
Barclays Capital Inc.	$ 75,000,000
BNP Paribas Securities Corp.	$ 75,000,000
Loop Capital Markets, LLC	$ 75,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$ 75,000,000
Utendahl Capital Partners, L.P.	$ 75,000,000
The Williams Capital Group, L.P.	$ 75,000,000

Total	$3,750,000,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated will assume the risk of any unsold allotment that would toherwise be purchased by Utendahl Capital Partners, L.P.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.